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EXHIBIT (d)(8)

STOCK OPTION GRANT

(Employees)

To:                              ("Optionee")

From: Demeter Technologies, Inc.

        Demeter Technologies, Inc. (the "Company") has adopted a 2000 Stock Option Plan (the "Plan") under which the Company can grant options to purchase shares of the Company's Common Stock (the "Common Stock"). We are pleased to inform you that our Board of Directors (the "Board") has decided to grant you an option under the Plan (your "Option").

        Your Option will be governed by the Plan, the attached Standard Terms and Conditions (the "Terms") and the following specific provisions (which are subject to adjustment under the Plan and the Terms):

The "Date of Grant" for your Option is:	.
The "Expiration Date" of your Option is:	..
The "Number of Shares" covered by your Option is:	..
The "Exercise Price" per share for your Option is:	..
The "Commencement Date" of your Option is:	..

        Your Option is not intended to qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code.

        Vesting: [As long as you remain an employee of the Company, you will earn the right to exercise                          shares of Common Stock on the 12 month anniversary of the Commencement Date and an additional                          shares of Common Stock on each monthly anniversary thereafter until fully vested.]

        [Your Option cannot be exercised until the 12 month anniversary of the Commencement Date. Of course, you can never exercise the Option for more than the Number of Shares or after the Expiration Date (in each case as adjusted under the Terms and the Plan).]

        Please review the Plan and the Terms carefully, as they control your rights under your Option. Then sign (and if you are married, have your spouse sign) one copy of this letter and return it to the Company's President. If you have any questions, please contact the Company's President.

        We appreciate your continuing efforts on behalf of the Company.

Sincerely,
Demeter Technologies, Inc.
By:
(print name)
Its:

        I hereby accept this Option and have reviewed the Plan and the Terms. I agree to be bound by all of the terms and conditions of the Option, including, but not limited to, those set forth in the Plan and the Terms.

"Optionee"

(print name)
Date

        I agree to be bound by all of the terms and conditions of the Option, including, but not limited to, those set forth in the Plan and the Terms.

Optionee's Spouse

(print name)
Date

        The Option and any shares issuable under it have not been registered under the Securities Act of 1933, as amended, nor registered or qualified under any state securities laws. No regulatory agency has passed on the fairness of the issuance of these securities.

STANDARD TERMS AND CONDITIONS

        These Standard Terms and Conditions are attached to a letter (the "Option Letter") from Demeter Technologies, Inc. granting an Option to you, and are intended to govern that Option. All capitalized terms not specifically defined in these Standard Terms and Conditions have the meanings set forth in the Option Letter or in the Company's 2000 Stock Option Plan.

1.    Option.    You may exercise the Option to buy all or any part of any Number of Shares of Common Stock which are then exercisable at the Exercise Price per share until the Expiration Date.

2.    Manner of Exercise.    This Option may be exercised only (i) during your lifetime, by you; (ii) to the extent permitted by the Administrator, by your spouse if your spouse obtained the Option pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder ("Qualified Domestic Relations Order"); and (iii) after your death, by your transferees by will or the laws of descent or distribution. To exercise this Option, you must provide the Company with (a) a written notice of exercise, specifying the number of shares to be purchased and (b) the full purchase price of the shares to be purchased solely (i) in cash or by check payable to the order of the Company or (ii) by delivery of shares of Common Stock of the Company previously purchased on the open market or acquired more than six months previously through exercise of a stock option, and in your possession, valued at fair market value. This Option may not be exercised for a fraction of a share and no partial exercise of this Option may be for less than (a) one hundred (100) shares or (b) the total number of shares then eligible for exercise, if less than one hundred (100) shares.

3.    Withholding of Taxes.    Upon the exercise of this Option, the Company shall require the person entitled to exercise it to pay the Company the amount of any taxes which the Company is required to withhold with respect to the exercise.

4.    Fair Market Value of Common Stock.    The fair market value of a share of Common Stock shall be determined for purposes of sections 2 and 8 this Agreement by reference to the closing price on the principal stock exchange on which such shares are then listed or, if the shares are not then listed on a stock exchange, by reference to the closing price (if approved for quotation on the NASDAQ National Market) or the mean between the bid and asked price (if other over-the-counter issue) of a share as supplied by the National Association of Securities Dealers, Inc. through NASDAQ (or its successor in function), in each case as reported by The Wall Street Journal, for the business day immediately preceding the date on which the option is exercised, or, in the absence of any established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

5.    Termination of Service; Death or Permanent Disability.    The Expiration Date is the earlier of (i) the date set out in the Option Letter or (ii), if you are an Employee, the expiration of a period following the time you cease (whether voluntarily or involuntarily) to be an Employee of the Company or its subsidiaries, which period will be (a) three (3) months if you ceased to be an Employee for any reason other than your death or "permanent disability" (within the meaning of Section 22(e)(3) of the Code), or (b) twelve (12) months if you die or become "permanently disabled" while you are an Employee of the Company or one of its subsidiaries; provided, however, that, notwithstanding anything to the contrary contained in the Plan, no Optionee may exercise any Option (whether otherwise vested or not) at any time following a Termination Event with respect to such Optionee. Any options not exercisable on the date that you cease to be an Employee (whether voluntarily or involuntarily) will be of no further force or effect. If you are a Consultant and not an Employee of the Company or one of its subsidiaries at the time this Option is granted, the Expiration Date will be determined in a similar manner based on the time that you cease to be a regular Consultant for the Company and its subsidiaries. If you are a Director and not an Employee or Consultant of the Company or one of its subsidiaries at the time this Option is granted, the Expiration Date will be determined in a similar manner based on the time that you cease to be a Director for the Company and its subsidiaries. After the Expiration Date, the Option will expire and be void and of no further force or effect.

6.    Shares to be Issued in Compliance with Applicable Laws and Exchange Rules; Stockholders Agreement.    By accepting the Option, you represent and agree, for yourself and any person entitled to exercise this Option, that none of the shares purchased on exercise of the Option will be acquired with a view to any sale, transfer or distribution in violation of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, any applicable state "blue sky" laws or any applicable foreign laws. If required by the Administrator at the time the Option is exercised, the person entitled to exercise the Option shall furnish evidence satisfactory to the Company to such effect (including a written representation and an indemnification of the Company in the event of any violation of any Applicable Laws). The Company does not have to issue any shares on the exercise of this Option if there has not been full compliance with all applicable requirements of the Securities Act (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of any national securities exchange on which shares of the same class are then listed and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance. You agree to be bound by the terms of (and will execute if requested) any written stockholders agreement entered into by the Company and the holders of at least a majority of the then outstanding shares of Company common stock; provided that any such stockholders agreement does not treat you less favorably than any other common stock holder of the Company. You understand and acknowledge that any such stockholders agreement may contain provisions which restrict your ability to transfer shares of common stock of the Company, and may contain other customary provisions such as rights of first refusal, "drag-along" rights and co-sale or "tag along" rights.

7.    No Assignment or Transfer.    This Option and all other rights and privileges granted hereby shall not be transferred, either voluntarily or by operation of law except (i) by will or the laws of descent and distribution or (ii) pursuant to a Qualified Domestic Relations Order to the extent permitted by the Administrator. If there is any other attempt to transfer this Option or any other right or privilege granted hereby, this Option and all rights and privileges granted hereby shall immediately become null and void and be of no further force or effect.

8.    Adjustments.

        Changes in Capitalization.    If the outstanding shares of Common Stock of the Company (or any other class of shares or securities which shall have become issuable upon the exercise of this Option pursuant to this sentence) are increased or decreased or changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in the Number of Shares, without change in the aggregate purchase price applicable to the unexercised portion of this Option, but with a corresponding adjustment in the price for each share or other unit of any security covered by this Option.

        Dissolution or Liquidation.    Any Option, to the extent not previously exercised, will terminate immediately prior to the consummation of any dissolution or liquidation of the Company. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Administrator and give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable.

        Merger, Stock Sale or Asset Sale.    In the event of a merger of the Company with or into another entity as a result of which the Company is not the surviving entity, or the sale to another entity of more than eighty percent (80%) of the then outstanding stock of the Company or substantially all of the assets of the Company, the Administrator shall provide in writing in connection with such transaction for the satisfaction of this Option by one or more of the following alternatives: (i) shorten the period during which Options are exercisable (provided they remain exercisable for at least 30 days after the date the notice is given); (ii) accelerate any vesting schedule to which an Option is subject; (iii) arrange to have the surviving or successor entity grant replacement options with appropriate adjustments in the number and kind of securities and option prices; or (iv) cancel any Option upon payment to the Optionee of cash equal to the excess of the Fair Market Value of the number of Shares as to which the Option is then exercisable (at the effective time of the merger, reorganization, sale of other event including to the extent the exercise has been accelerated as contemplated in clause (ii) above) over the aggregate exercise price with respect to such Shares.

        Adjustments under this Section 8 will be made by the Administrator, and its determination as to what adjustments to make will be final, binding and conclusive. No fractional shares of stock shall be issued under this Option on any such adjustment.

9.    Participation in Other Company Plans.    The grant of this Option will not affect any right you might otherwise have to participate in and receive benefits under the then current provisions of any pension, insurance, or profit sharing program of the Company or of any subsidiary of the Company.

10.  Not an Employment or Service Contract.    Nothing in this Option is to be construed as an agreement, express or implied, by the Company or any of its subsidiaries to employ you or contract for your services, nor will it restrict the Company's or such subsidiary's right to discharge you or cease contracting for your services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between you and the Company or any of its subsidiaries.

11.  No Rights as a Stockholder Until Issuance of Stock Certificate.    Neither you nor any other person legally entitled to exercise this Option will be entitled to any of the rights or privileges of a stockholder of the Company with respect to any shares issuable upon any exercise of this Option unless and until a certificate or certificates representing the shares shall have been actually issued and delivered.

12.  Agreement Subject to Stock Option Plan.    This Option is subject to, and the Company and you agree to be bound by, all of the terms and conditions of the Plan, as it may be amended from time to time in accordance with its terms. No amendment to the Plan will adversely affect your rights under this Option in a material manner without your prior written consent.

13.  Governing Law.    The interpretation, performance and enforcement of this Agreement shall be governed by the internal substantive laws of the State of California, without regard to the conflict of laws provisions of that or any other State. The Option can only be amended in a writing executed by a duly authorized Officer of the Company.

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STOCK OPTION GRANT (Employees)